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                                  EXHIBIT 21.1

                          WHOLLY OWNED SUBSIDIARIES OF

                     SECURITY ASSOCIATES INTERNATIONAL, INC.

                              AS OF APRIL 12, 2001

SAI North Central Command Center, Inc., an Ohio corporation.

Guardian Security Systems, Inc., an Ohio corporation (a wholly owned subsidiary of SAI North Central Command Center, Inc., an Ohio corporation).

SAI Southwest Command Centers, Inc., a Texas Corporation.

SAI Northwest Command Center - Seattle, Inc., a Washington corporation.

SAI Funding Corporation, a Delaware corporation.

King Acquisition Corp., a Delaware corporation.